EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 16, 2012, relating to the consolidated financial statements and financial statement schedule of Guidance Software, Inc. and subsidiaries, and the effectiveness of Guidance Software, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Guidance Software, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
October 5, 2012